UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2009

XOMA LTD.

(Exact name of registrant as specified in its charter)

Bermuda

(State of other jurisdiction of incorporation)

0-14710 Commission File Number)	52-2154066 (IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California (Address of Principal Executive Offices)	94710 (Zip Code)

Registrant’s telephone number, including area code:	(510) 214-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously announced, on May 15, 2009 XOMA Ltd. (the “Company”) entered into a definitive agreement with two institutional investors to sell 11,764,706 units, with each unit consisting of one of the Company’s common shares and a warrant to purchase 0.50 of a common share, for gross proceeds of approximately $10 million, before deducting placement agent fees and estimated offering expenses, in a "registered direct" offering.  The investor has agreed to purchase the units at a purchase price of $0.85 per unit. The warrants, which represent the right to acquire an aggregate of up to 5,882,353 common shares, will be exercisable at any time on or after the closing and prior to the fifth anniversary of the closing of the transaction at an exercise price of $1.02 per share.  Canaccord Adams Inc. and Wedbush Morgan Securities, Inc.  acted as placement agents for the offering.  The terms of the offering are summarized in the Company’s press release dated May 15, 2009, a copy of which is attached as Exhibit 99.1 and incorporated by reference herein.  This summary of the terms is qualified in its entirety by the text of the Securities Purchase Agreement, Form of Warrant and the Engagement Letter, copies of which are attached as Exhibits 10.1, 10.2 and 10.3.

ITEM 9.01                                FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits.

Exhibit Number	Description

10.1	Securities Purchase Agreement dated May 15, 2009
10.2	Form of Warrant
10.3	Engagement Letter dated May 15, 2009
99.1	Press Release dated May 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XOMA LTD.

By: /s/ Christopher J. Margolin Christopher J. Margolin Vice President, General Counsel and
Secretary

Date: May 19, 2009

EXHIBIT INDEX

Exhibit Number	Description

10.1	Securities Purchase Agreement dated May 15, 2009
10.2	Form of Warrant
10.3	Engagement Letter dated May 15, 2009
99.1	Press Release dated May 15, 2009.